Exhibit 3.8.2

CERTIFICATE OF AMENDMENT
TO THE
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
EZONYX BIO TECHNOLOGIES, INC.

The undersigned, Brian Gordon, hereby certifies that:

5. He is the Chief Executive Officer of Ezonyx Bio Technologies, Inc., a Delaware corporation (the “Corporation”).

6. The Certificate of Incorporation of this Corporation was originally filed with the Delaware Secretary of State on March 4, 2020 under the name Ezonyx Bio Technologies, Inc. An Amended and Restated Certificate of Incorporation was filed with the Delaware Secretary of State on November 18, 2020.

7. Article I of the Amended and Restated Certificate of Incorporation is hereby amended and restated in its entirety to read as follows:

“FIRST: The name of the corporation is Verde Bioresins, Inc. (the “Corporation”).”

8. This Certificate of Amendment to the Certificate of Incorporation as set forth herein has been duly adopted in accordance with the provisions of Sections 141(f) and 242 of the Delaware General Corporation Law of the State of Delaware.

9. All other provisions of the Amended and Restated Certificate of Incorporation shall remain in full force and effect.

IN WITNESS WHEREOF, the undersigned officer of this Corporation does hereby declare and certify, under penalties of perjury, that this is the act and deed of the corporation and the facts stated herein are true, and accordingly has hereunto signed this Certificate of Amendment this 5th day of February, 2021.

/s/ Brian Gordon
Brian Gordon
Chief Executive Officer

Signature Page to Certificate of Amendment to Amended and Restated Certificate of Incorporation